UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 21, 2006

Capital Mortgage Plus L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-18491	13-3502020
(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 517-3700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, Capital Mortgage Plus L.P. (the "Partnership") called for the prepayment of the First Mortgage ("Mortgage Loan") and the Equity Loan (the "Equity Loan") relating to Fieldcrest Apartments III, the Partnership's only remaining investment (collectively, the "Fieldcrest Loans"), as permitted under the terms of the loan documents. On November 21, 2006, the Partnership received the final proceeds from the prepayment of the Fieldcrest Loans. The outstanding debt prepaid to the Partnership pursuant to the loan documents totaled $4,039,374, including $3,081,140 for the outstanding balance of the Mortgage Loan, $383,300 for the outstanding balance of the Equity Loan, $574,934 of additional interest due (including $227,522 in accrued annual interest and $347,412 representing a participation of 30% of the excess proceeds remaining after prepayment of the Fieldcrest Loans).

As a result of the prepayment of the Fieldcrest Loans, which constitutes a terminating event under the Partnership's Agreement of Limited Partnership (the "Partnership Agreement"), the Partnership expects to liquidate and terminate, and will file (i) a certificate of cancellation with the Secretary of State of the State of Delaware and (ii) a Form 15 with the Securities and Exchange Commission to terminate registration under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), after which the Partnership will no longer be required to file reports under Sections 13 and 15(d) of the Exchange Act. As contemplated by the Partnership Agreement, a cash distribution is expected to be made from available cash less costs incurred and reserved to liquidate and terminate the Partnership. The Partnership expects to transfer funds for the final liquidating distribution to CharterMac Capital LLC, an affiliate of the general partner of the Partnership, prior to the end of this calendar year, and such funds are expected to be transferred to a paying agent for distribution to investors shortly thereafter.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Mortgage Plus L.P.

By:	CIP Associates, Inc., General Partner

Date: November 28, 2006	By:	/s/ Alan P. Hirmes

Alan P. Hirmes

President

(Principal Executive and Financial Officer)